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                                                                    Sub-Item 77C

               SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                     INVESCO INSURED MUNICIPAL INCOME TRUST

An Annual Meeting ("Meeting") of Shareholders of Invesco Insured Municipal Income Trust was held on Friday, July 16, 2010. The Meeting was held for the following purpose:

(1) Elect four Trustees by the holders of Common Shares and Preferred Shares voting together, and one Trustee by the holders of Preferred Shares voting separately, each of whom will serve for a three year term or until a successor has been duly elected and qualified.

The results of the voting on the above matters were as follows:

                                                                 Votes
Matters                                             Votes For   Withheld
-------                                            ----------   --------
(1) Albert R. Dowden............................   19,453,969    57,072
    Lewis F. Pennock............................   19,460,547    50,494
    Hugo F. Sonnenschein........................   19,445,048    65,993
    Raymond Stickel, Jr.........................   19,459,803    51,238
    Prema Mathai-Davis (P)......................          994         8

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(P)  Election of trustee by preferred shareholders only.